As filed with the Securities and Exchange Commission on July 19, 1996
								   Registration No. 333-08469

					SECURITIES AND EXCHANGE COMMISSION
						Washington, D.C. 20549
	 					 AMENDMENT NO. 1
 						   TO FORM S-3
		      REGISTRATION STATEMENT
						      Under
					  The Securities Act of 1933
					  Thomas & Betts Corporation
			(Exact name of registrant as specified in its charter)

     Tennessee                                      22-1326940
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
incorporation or organization)

1555 Lynnfield Road                           JERRY KRONENBERG, ESQ.
Memphis, Tennessee 38119                   Vice President-General Counsel
(901) 682-7766                                  1555 Lynnfield Road
(Address, including zip code,                 Memphis, Tennessee 38119
and telephone number, including                  (901)682-7766
area code, of registrant's principal      (Name, address, including zip code,
executive offices)                        and telephone number, including
                                   					  area code, of agent for service)

							Copies to:
						 ANNE HAMBLIN SCHIAVE, Esq.
						   McBride Baker & Coles
					   500 West Madison Street, 40th Floor
						  Chicago, Illinois 60661

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. CHECK

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___________

   If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.

					 CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered
Common Stock, no par value per share

Amount to be registered
357,326

Proposed maximum offering price per share (1)
$35.69

Proposed maximum aggregate offering price (1)
$12,752,964.00

Amount of registration fee
$4,397.57

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. The maximum price per share information is based on the average of the high and low sale price on July 15, 1996.

    This Registration Statement shall become effective in accordance with
    Section 8(a) of the Securities Act of 1933 or the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


            					THOMAS & BETTS CORPORATION
						               COMMON STOCK
					                357,326 Shares

     All of the shares of Thomas & Betts Corporation ("Thomas & Betts" or the "Company") Common Stock, no par value per share (the "Common Stock"), offered hereby are being sold by the holders of the Common Stock named herein under "Selling Stockholders" (the "Selling Stockholders"). The Company will not receive any of the proceeds of the offering.

The Selling Stockholders named herein, or any pledgees, donees, transferees or other successors in interest, directly, through agents to be designated from time to time, or through dealers or underwriters also to be designated, may sell the Common Stock from time to time in one or more transactions on the New York Stock Exchange or in the over-the-counter market and in negotiated transactions, on terms to be determined at the time of sale.
To the extent required, the specific Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in any accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. See "Plan of Distribution." By agreement, the Company will pay all the expenses of the registration of the Common Stock by the Selling Stockholders other than underwriting discounts and commissions and transfer taxes, if any. Such expenses to be borne by the Company are estimated at $23,000.

     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Common Stock purchased by them may be deemed underwriting commissions or discounts under the 1933 Act.

     The Common Stock is listed on the NYSE under the symbol "TNB." The last reported sale price of the Common Stock on the NYSE Composite Tape on July 15, 1996 was $34.75 per share.

		THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
		   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
		   SECURITIES COMMISSION, NOR HAS THE SECURITIES AND
		     EXCHANGE COMMISSION OR ANY STATE SECURITIES
		       COMMISSION PASSED UPON THE ACCURACY OR
      			  ADEQUACY OF THIS PROSPECTUS OR ANY
			           PROSPECTUS SUPPLEMENT.  ANY
				           REPRESENTATION TO THE
				           CONTRARY IS A CRIMINAL
					                 OFFENSE.

The date of this Prospectus is July ____, 1996.


Information contained herein is subject to completion or amendment.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

               					  AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 13th Floor, Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, on payment of prescribed charges. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    Additional information regarding the Company and the Shares is contained in the registration statement on Form S-3 (together with all exhibits and amendments, the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Commission's rules, and the exhibits relating thereto, which have been filed with the Commission. Copies of the Registration Statement and the exhibits are on file at the offices of the Commission and may be obtained upon payment of the fees prescribed by the Commission, or examined without charge at the public reference facilities of the Commission described above.

     Statements made in this Prospectus concerning the provisions of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to such exhibit or other filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.


         			INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 1-4682) are incorporated herein by reference.

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

     3. The Company's Current Reports on Form 8-K and 8-KA filed with the Commission on January 17, 1996 and January 22, 1996, respectively, reporting the acquisition of Amerace Corporation by the Company, and the Company's Current Report on Form 8-K dated February 12,
1996 reporting the Company's 1995 earnings.

     4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-B which was filed on May 2, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Such documents may be obtained by writing to Thomas & Betts Corporation, 1555 Lynnfield Road, Memphis, Tennessee 38119,
Attention:  Corporate Secretary, or by calling (901) 682-7766.

                					       THE COMPANY

     Thomas & Betts designs, manufacturers and markets a broad line of electrical and electronic connectors and components as well as other related products for worldwide construction and original equipment manufacturer ("OEM") markets.

     In North America, the Company is one of the largest manufacturers of electrical connectors and accessories for industrial, commercial and residential construction, renovation, and maintenance applications and is a leading supplier of transmission poles, towers and industrial lighting products to the utility and telecommunications industries. The Company is also a worldwide designer and manufacturer of electronic connectors and flat cable, which are sold primarily to OEMs in the automotive, computer, office equipment, test equipment, instrumentation, industrial automation and telecommunications industries. The Mechanical Products Division of Thomas & Betts manufactures and sells, worldwide, to the HVAC/Plumbing/Refrigeration markets with commercial/industrial heating, cooling, ventilation, and energy recovery equipment as well as a wide range of new construction supplies.

                  				   USE OF PROCEEDS

     The sale of the Common Stock offered hereby is for the account of the Selling Stockholders. Accordingly, the Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock.

	           		       THE SELLING STOCKHOLDERS

     Alistair Gogan and Brenda Gogan acquired the 46,797 shares of Common Stock offered hereby from the Company pursuant to a Share Purchase Agreement dated May 8, 1996 (the "Purchase Agreement") between them and the Company, pursuant to which the Company acquired all of the outstanding capital stock of 1065381 Ontario, Inc. and Pilgrim Pacific, Inc. (the "Pilgrim Companies") and the Pilgrim Companies became wholly-owned subsidiaries of the Company.

     The remaining Selling Stockholders have acquired the 310,529 shares of Common Stock offered hereby from the Company pursuant to an Agreement and Plan of Merger dated October 17, 1995 (the "Merger Agreement") by and among the Company, CMI Acquisition Corp., a wholly-owned subsidiary of the Company, and Catamount Manufacturing, Inc. ("Catamount"), pursuant to which Catamount became a wholly-owned subsidiary of the Company.

     The Company may from time to time supplement or amend this Prospectus, as required, to provide other information with respect to the Selling Stockholders.

     Except as set forth in the table below, none of the Selling Stockholders holds any position or office with, has been employed by, or otherwise has a material relationship with the Company, or any of its predecessors or affiliates, other than as stockholders and creditors of the Pilgrim Companies or Catamount, respectively. The following table sets forth certain information regarding ownership of the Company's Common Stock by the Selling Stockholders. None of the Selling Stockholders owns in excess of 1% of the Common Stock and, because the Selling Stockholders may offer all or part of the Common Stock which they hold pursuant to the offering contemplated by this Prospectus and because their offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of the Common Stock that will be held by Selling Stockholders upon termination of this offering.


			                      Number of Shares of Common     Number of Shares
Selling Stockholder       Stock Beneficially Owned       Offered Hereby
Alistair Gogan                 40,692 (1)(2)                40,692
Brenda Gogan                    6,105                        6,105
John B. Glode                 163,420 (3)                  163,420
William M. Glode               37,513                       37,513
James M. Glode                 32,645                       32,645
Kristen Glode                  33,726                       33,726
Deanna Lurvey                   3,537                        3,537
Brenda Hawkins                  3,184                        3,184
Darrin Hawkins                  3,537                        1,592
Andrew Lurvey                   1,057                        1,057
Matthew Lurvey                  1,057                        1,057
John Lurvey                     1,057                        1,057
Alexandra Hawkins               1,057                          476
M.T. Glode Trust                8,083                        8,083
Genesee Funding, Inc.          13,876                       13,876
Robert P. Davis                 2,212 (2)(4)                 2,212
Kathleen Hawkins                  125                          125
David Sinnery                     111                          111
John Doughty                      498 (2)                      498
First New England Capital L.P.  3,048                        3,048
Pioneer Ventures L.P.           3,312                        3,312
__________________

(1) Mr. Gogan served as President of Pilgrim Companies within the past three years.
(2) Mr. Gogan, Mr. Davis and Mr. Doughty are currently employees of the Company or its subsidiaries.
(3) Mr. Glode served as Chief Executive Officer, Treasurer and a Director of Catamount within the past three years.
(4) Mr. Davis served as President and Director of Catamount within the past three years.

                  				 PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock offered hereby. Any or all of the shares of Common Stock may be sold from time to time (i) to or through underwriters or dealers, (ii) directly to one or more other purchasers,
(iii) through agents on a best-efforts basis, or (iv) through a combination of any such methods of sale.

     The shares of the Common Stock offered hereby (the "Shares") may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated prior to the sale. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholders or by an agreement between the Selling Stockholders and underwriters or dealers. Brokers or dealers acting in connection with the sale of Common Stock contemplated by this prospectus may receive fees or commissions in connection therewith.

     At the time a particular offer of Common Stock is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Common Stock purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Common Stock.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock may not simultaneously engage in market making activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders and any person participating in the distribution of the Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any such other person.

     In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock may not be sold unless it has been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available.

     The Company has agreed to indemnify the Selling Stockholders and certain other persons against certain liabilities, including liabilities arising under the Securities Act.


                    					    LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Jerry Kronenberg, Esq., Vice President - General Counsel of the Company.

                    					       EXPERTS

     The consolidated financial statements and schedules of the Company and subsidiaries as of December 31, 1995 and January 1, 1995 and for each of the years in the three-year period ended December 31, 1995 incorporated herein by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1995 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting.

				                         PART II

              		 INFORMATION NOT REQUIRED IN PROSPECTUS



Item 16.  List of Exhibits.

                                                   											 Page
								                                                      Numbers
							                                                 	  of Exhibits
	Exhibit                                                      Filed
	Number                  Exhibit                             Herewith

	 24        Powers of Attorney of Directors and
        	   Officers of the Registrant

               				       SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement 333-08469 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on July 24, 1996.

                                         					  THOMAS & BETTS CORPORATION

                                       							  By:/S/ Jerry Kronenberg
				                                            Vice President-General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement 333-08469 has been signed below by the following persons in the capacities and on the dates indicated.

Signature                         Title                           Date

/S/T. KEVIN DUNNIGAN      Chairman of the Board,                 July 24, 1996
(T. Kevin Dunnigan)       Chief Executive Officer and
			  Director

/S/CLYDE R. MOORE         President, Chief Operating             July 24, 1996
(Clyde R. Moore)          Officer and Director

/S/ FRED R. JONES         Vice President - Finance               July 24, 1996
(Fred R. Jones)           and Treasurer

/S/ JERRY KRONENBERG      Vice President - General Counsel       July 24, 1996
(Jerry Kronenberg)

RAYMOND B. CAREY, JR.*    Director                               July 24, 1996
(Raymond B. Carey, Jr.)

______________________    Director
(Ernest H. Drew)

JEANANNE K. HAUSWALD*     Director                               July 24, 1996
(Jeananne K. Hauswald)

THOMAS W. JONES*          Director                               July 24, 1996
(Thomas W. Jones)

ROBERT A. KENKEL*         Director                               July 24, 1996
(Robert A. Kenkel)

KENNETH R. MASTERSON*     Director                               July 24, 1996
(Kenneth R. Masterson)

J. DAVID PARKINSON*     Director                                 July 24, 1996
(J. David Parkinson)

JEAN-PAUL RICHARD*      Director                                 July 24, 1996
(Jean-Paul Richard)

IAN M. ROSS*            Director                                 July 24, 1996
(Ian M. Ross)

WILLIAM H. WALTRIP*     Director                                 July 24, 1996
(William H. Waltrip)


*By:  /s/ Jerry Kronenberg     As attorney-in-fact for the above-named officers
      Jerry Kronenberg         and directors pursuant to powers of attorney
				                           duly executed by such persons